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                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                               DUANE READE INC.


     Duane Read Inc., a corporation existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is Duane Reade Inc. The date of filing of its original Certificate of Incorporation was June 16, 1992.

     2. The Amended and Restated Certificate of Incorporation restates, integrates and further amends the Restated Certificate of Incorporation of this corporation by effecting a reclassification of the corporation's capital stock and requiring notice for shareholder action.

     3. The text of the Restated Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as set forth in full:

     "FIRST: The name of the Corporation is Duane Reade Inc.

     SECOND: The address of its registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle 19805. The name of the registered agent at such address is The Prentice-Hall Corporation System, Inc.

     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 35,000,000 shares of stock, consisting of (i) 30,000,000 shares of common stock, par value $.01 per share (the "Common Stock") and (ii) 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), which may be designated as provided below.

     The board of directors of the Corporation (the "Board of Directors") is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the

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number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the General Corporation Law of the State of Delaware.

     Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each outstanding share of class B common stock, par value $.01 per share, without further action on the part of each holder thereof, shall automatically be changed and converted into .12010735689 shares of Common Stock.

     FIFTH: (a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than 14 directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

     (b) Each director shall serve for a term ending on the date of the first annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as directors shall serve for a term ending on the date of the 1998 annual meeting of stockholders of the Company. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director.

     (c) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

     (d) Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until the next annual meeting of the shareholders.

     (e) No director may be removed from office by the stockholders except for cause with the affirmative vote or consent of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

     (f) Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filing of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH applicable thereto, and such directors so elected shall not be subject to the provisions of this ARTICLE FIFTH unless otherwise provided herein.

     SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.


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     The stockholders may adopt, amend or repeal the bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

     SEVENTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

     (2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of officer of the Corporation or is or was serving at the request of the Corporation as a director of officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall be a contract right.

     (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

     (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

     (4) The rights to authority conferred in this ARTICLE SEVENTH shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

     (5) Neither the amendment nor repeal of this ARTICLE SEVENTH, nor the adoption of any provision of this Certificate of Incorporation of the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE SEVENTH in respect of any acts or omission occurring prior to such amendment, repeal, adoption or modification.


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     EIGHTH: Special meetings of the stockholders may be called by the Board of
Directors, the Chairman of the Board of Directors, the President or the Secretary of the Corporation and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH hereto, special meetings of holders of such Preferred Stock.

     NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power."

     4. This Amended and Restated Certificate of Incorporation was duly adopted by the directors and shareholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, said Duane Reade Inc. has caused this Certificate of be executed and attested to this 14th day of January, 1998.



                                             Duane Reade Inc.

                                         By:  /s/ Anthony J. Cuti
                                            ----------------------------------
                                            Name: Anthony J. Cuti
                                            Title: Chief Executive Officer and
                                                   President


Attest:

/s/ Hyman Needleman
--------------------------------
Name: Hyman Needleman
Title: Secretary